Exhibit 10.7

EXECUTION COPY

SENIOR FIRST PRIORITY SECURED PROMISSORY NOTE

Amount: $125,000,000	Phoenix, Arizona

Date: August 1, 2012

FOR VALUE RECEIVED, the receipt of which is hereby acknowledged, Prospect Global Resources, Inc., a Delaware corporation (“Maker”), hereby unconditionally and irrevocably promises to pay to the order of The Karlsson Group, Inc., an Arizona corporation (“Holder”), on the dates, in the manner and at the place hereinafter provided in this promissory note (this “Note”), the principal sum of One Hundred Twenty-Five Million Dollars ($125,000,000), together with interest thereon as provided herein, or such lesser amount as provided in Section 3.4 of this Note (the “Principal Amount”), together with interest thereon, on the terms and conditions set forth herein. Maker and Holder are sometimes referred to in this Note, collectively, as the “Parties,” and individually, as a “Party.”

This Note is issued as partial consideration to Holder for the sale of its membership interests in the Company (defined below), and is secured by the Pledge Agreement (defined below), the Guaranty (defined below), the Deed of Trust (defined below), the Collateral Assignments (defined below) and the Security Agreement (defined below).

1.                                      Definitions.

1.1                               “2012 Combined Capital Gains Tax Rate” means the sum of (i) the Maximum Long-Term Capital Gains Tax Rate in effect for the taxable year beginning on January 1, 2012, plus (ii) the 2012 State Tax Rate.

1.2                               “2012 Combined Ordinary Income Tax Rate” means the sum of (i) the Maximum Ordinary Income Tax Rate in effect for the taxable year beginning on January 1, 2012, plus (ii) the 2012 State Tax Rate.

1.3                               “2012 State Tax Rate” means the Maximum State Tax Rate in effect for the taxable year beginning on January 1, 2012.

1.4                               “2013 Combined Capital Gains Tax Rate” means the sum of (i) the Maximum Long-Term Capital Gains Tax Rate in effect for the taxable year beginning on January 1, 2013, plus (ii) the rate at which the tax under Code Section 1411 is imposed for the taxable year beginning on January 1, 2013, plus (iii) the 2013 State Tax Rate.

1.5                               “2013 Combined Ordinary Income Tax Rate” means the sum of (i) the Maximum Ordinary Income Tax Rate in effect for the taxable year beginning on January 1, 2013, plus (ii) the rate at which the tax under Code Section 1411 is imposed for the taxable year beginning on January 1, 2013, plus (iii) the 2013 State Tax Rate.

1.6                               “2013 State Tax Rate” means the Maximum State Tax Rate in effect for the taxable year beginning on January 1, 2013.

1.7                               “Bankruptcy Code” means the Federal Bankruptcy Code of 1978, as amended from time to time, presently codified as Title 11 of the United States Code.

1.8                               “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Phoenix, Arizona are authorized or required by law to remain closed.

1.9                               “Capital Gain Gross-Up Amount” means the product of (i) the Principal Shortfall, multiplied by (ii) the quotient of (A) the Combined Capital Gain Rate Differential, expressed as decimal, divided by (B) one (1) minus the 2013 Combined Capital Gains Tax Rate, expressed as a decimal.

1.10                        “Collateral Assignments” means, collectively, (i) the Collateral Assignment of Mineral Leases between the Company and Holder, dated as of the date hereof, (ii) the Collateral Assignment of Mining Permits between the Company and Holder, dated as of the date hereof, and (iii) the two (2) Collateral Assignments of Royalty Agreement between the Company and Holder, dated as of the date hereof.

1.11                        “Code” means the Internal Revenue Code of 1986, as amended.

1.12                        “Combined Capital Gains Rate Differential” means the excess, if any, of (i) the 2013 Combined Capital Gains Tax Rate, over (ii) the 2012 Combined Capital Gains Tax Rate.

1.13                        “Combined Ordinary Income Rate Differential” means the excess, if any, of (i) the 2013 Combined Ordinary Income Tax Rate, over (ii) the 2012 Combined Ordinary Income Tax Rate.

1.14                        “Company” means American West Potash LLC, a Delaware limited liability company.

1.15                        “Company Sale” means a transaction or series of related transactions resulting directly or indirectly in (i) the sale of all or substantially all of the Company to an unaffiliated third party, (ii) a sale resulting in more than fifty percent (50%) of the membership interests (representing either capital or profits) of the Company being held by an unaffiliated third party, or (iii) a merger, consolidation, recapitalization or reorganization of the Company with or into an unaffiliated third party; provided that “Company Sale” shall not include the first Two Hundred Million Dollars ($200,000,000) raised pursuant to any Qualified Financing.

1.16                        “Debt” of Maker, means (i) indebtedness for obligations for borrowed money by the issuance and sale of any debt securities, and (ii) sale of royalty interest for cash.

1.17                        “Debt Issuance” means, with respect to any Person, the incurrence by such Person after the date of this Note of any obligations for borrowed money by the issuance and sale of debt securities or any sale of royalty interest for cash or cash equivalents.

1.18                        “Deed of Trust” means that certain Deed of Trust, Security Agreement, Assignment of Production and Proceeds, Fixture Filing and Financing Statement from the Company for the benefit of Holder, dated as of the date hereof.

1.19                        “Equity Issuance” means, with respect to any Person, any issuance or sale by such Person after the date of this Note of any of its securities.

1.20                        “Event of Default” has the meaning ascribed thereto in Section 5.

1.21                        “Guaranty” means that certain Unconditional Guaranty made by the Company in favor of Holder, dated as of the date hereof.

1.22                        “Interest Rate” has the meaning ascribed thereto in Section 2.1.

1.23                        “Maximum Long-Term Capital Gains Tax Rate” means the highest marginal Federal income tax rate applicable to individuals on long-term capital gains (disregarding for such purposes the tax rates applicable to “collectibles gain” (as defined in Code Section 1(h)(5)), “unrecaptured section 1250 gain” (as defined in Code Section 1(h)(6)), and “section 1202 gain” (as defined in Code Section 1(h)(7))).

1.24                        “Maximum Ordinary Income Tax Rate” means the highest marginal Federal income tax rate applicable to individuals on ordinary income.

1.25                        “Maximum State Tax Rate” means the highest marginal California income tax rate applicable to an individual who is a resident of California.

1.26                        “Obligations” means the obligations of Maker under this Note.

1.27                        “Ordinary Income Gross-Up Amount” means the product of (i) the amount of any accrued but unpaid interest under the Note as of the end of the day on December 24, 2012, multiplied by (ii) the quotient of (A) the Combined Ordinary Income Rate Differential, expressed as decimal, divided by (B) one (1) minus the 2013 Combined Capital Gains Tax Rate, expressed as a decimal.

1.28                        “Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

1.29                        “Pledge Agreement” means that certain Pledge Agreement, by and between Maker and Holder, dated as of the date hereof.

1.30                        “Principal Shortfall” means any portion of the first installment of the Principal Payment Amount (principal only) that was not paid by Maker on or prior to the December 24, 2012 Payment Date.

1.31                        “Prospect Nevada” means Prospect Global Resources, Inc., a Nevada corporation.

1.32                        “Purchase Agreement” means that certain Membership Interest Purchase Agreement, by and between Maker and Holder, dated as of May 30, 2012.

1.33                        “Qualified Financing” means any Debt Issuance or Equity Issuance of Maker, Prospect Nevada or Company during the term of this Note.

1.34                        “Security Agreement” means that certain Security Agreement, by and among Maker, Company and Holder, dated as of the date hereof.

1.35                        “Tax Gross-Up Amount” means the sum of the Federal Tax Gross-Up Amount plus the Ordinary Income Gross-Up Amount. Attached hereto as Exhibit A is an example to demonstrate how the Tax Gross-Up would apply.

2.                                      Interest and Payments.

2.1                               Interest.  Interest shall accrue on the unpaid principal amount of this Note at the simple rate of nine percent (9.00%) per annum (the “Interest Rate”).  Except as provided in Section 2.2, Interest shall be computed on the actual number of days elapsed based on a 360-day year and shall be paid on an annual basis, with the first interest payment due on the first anniversary of the date first written above.

2.2                               Payments.

(a)                                 Maker shall pay to Holder, subject to Section 3.2, Section 3.3 and Section 3.4, the principal amount of this Note, together with all accrued, but unpaid interest thereon, in two installments on or before each “Payment Date” as follows:

Payment Date	Principal Payment Amount

December 24, 2012	$50,000,000

July 31, 2013	$75,000,000

(b)                                 Notwithstanding the foregoing, in the event that Maker does not make payment of the full amount of the first payment described above on or before the December 24, 2012 Payment Date (the “First Installment Payment”), Holder acknowledges and agrees that the failure to make the First Installment Payment shall not constitute an Event of Default and Holder shall not have the right to exercise any of its remedies hereunder or under any agreement entered into in connection herewith; provided Maker makes such First Installment Payment on or before March 30, 2013 (the “Adjusted Date”); and provided, further that the Principal Payment Amount due on the Adjusted Date with respect to the First Installment Payment shall be increased by an amount equal to the Tax Gross-Up Amount.  In connection with this Section 2.2, Holder represents and warrants that Holder is currently a validly electing S corporation within the meaning of Code Section 1361. For the avoidance of doubt, it shall not be an Event of Default hereunder unless the First Installment Payment is not paid in full on or before the Adjusted Date.

2.3                               Business Days. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

3.                                      Maturity Date; Prepayments; Discount.

3.1                               Payment of Principal.  The entire outstanding principal amount of this Note, together with any accrued but unpaid interest, shall be due and payable, subject to Section 3.2, Section 3.3 and Section 3.4, on or before July 31, 2013.

3.2                               Mandatory Prepayments.

(a)                                 Within five (5) Business Days after the consummation of a Company Sale, the entire unpaid principal amount of this Note, together with all accrued, but unpaid interest thereon at the Interest Rate, shall be due and payable.

(b)                                 Within five (5) Business Days after the consummation of a Qualified Financing, Maker shall prepay the unpaid principal amount of this Note by an amount equal to the lesser of (i) such unpaid principal amount and (ii) forty percent (40%) of the net cash proceeds from such Qualified Financing.

3.3                               Optional Prepayment.  This Note may be prepaid, in whole or in part, at any time, without charge, premium or penalty of any kind whatsoever.

3.4                               Prepayment Discount. In the event Maker makes principal payments totaling One Hundred Million Dollars ($100,000,000) plus all accrued, but unpaid interest outstanding on or before December 15, 2012 (without giving effect to any grace period under Section 5.1), whether through one or multiple payments, and whether pursuant to Section 3.2 or Section 3.3, then all of Maker’s obligations under this Note shall be deemed to have been satisfied in full by Maker as of the date of such payment, or, in the case of multiple payments, the date on which the last payment is made.

4.                                      Security.  All of the Obligations of Maker under this Note are secured by the Security Agreement, Pledge Agreement, Collateral Assignments and Deed of Trust.

5.                                      Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default”:

5.1                               Failure to Pay or Perform. Maker shall (i) subject to Section 2.2, fail, for any reason, to make any payment when due, or (ii) incur any Debt and such failure to pay or incurrence shall continue for a period of fifteen (15) Business Days after written notice to Maker of such failure. Maker shall fail to observe any material covenant, condition, or requirement contained in this Note, the Security Agreement, the Pledge Agreement, the Collateral Assignments, or the Deed of Trust and such failure continues for a period of thirty (30) calendar days after written notice to Maker of such failure.

5.2                               Insolvency Events.

(a)                                 Maker shall commence any case, proceeding or other action (i) under any existing or future law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Maker shall make a general assignment for the benefit of its creditors;

(b)                                 there shall be commenced against Maker any case, proceeding or other action of a nature referred to in Section 5.2(a) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of forty-five (45) days;

(c)                                  there shall be commenced against Maker any case, proceeding or other action seeking issuance of a writ of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within forty-five (45) days from the entry thereof;

(d)                                 Maker shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 5.2(a), Section 5.2(b) or Section 5.2(c) above; or

(e)                                  Maker shall admit in writing its inability to pay its debts as they become due.

6.                                      Indebtedness. Until all amounts outstanding under this Note have been paid in full, Maker shall not incur, create or assume any Debt. In addition, Maker shall maintain its separate and distinct corporate existence and franchise and shall conduct its business solely and exclusively as a holding company and shall not engage in any other business other than holding the membership interests of the Company. Notwithstanding the foregoing, nothing in this Section 6 shall preclude Maker from executing, delivering and performing under the agreements to be delivered by it pursuant to Section 2.2 of that certain Membership Interest Purchase Agreement, dated as of May 30, 2012, by and among Maker, Holder, and the Company.

7.                                      Remedies.  Upon the occurrence and during the continuance of any Event of Default, Holder shall be entitled to exercise any and all remedies available to Holder under applicable law; provided, that if an Event of Default described in Section 5.1, Section 5.2(a), Section 5.2(b) or Section 5.2(c) shall occur, all amounts payable under this Note shall become immediately due and payable without any notice, declaration or other act on the part of Holder and Section 3.4 shall become void.

8.                                      Miscellaneous.

8.1                               Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Note and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

8.2                               Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.2):

If to Holder:	The Karlsson Group, Inc. 18 Ozone Avenue Venice, CA 90291 Facsimile: 310-933-0262 E-mail: sevenciel@ca.rr.com Attention: Michael Stone

with a copy, which shall not constitute notice, to:	Law Offices of Richard C. Weisberg 33 Derwen Road Bala Cynwyd, PA 19004 Facsimile 215-689-1504 Email: weisberg@weisberg-law.com Attention: Mr. Richard Weisberg

If to Maker:	Prospect Global Resources, Inc. 1621 18th Street, Suite 260 Denver, CO 80202 Facsimile: 720-294-0402 E-Mail: PAvery@prospectGRI.com Attention: Mr. Pat Avery

with a copy, which shall not constitute notice, to:	Brownstein Hyatt Farber Schreck, LLP 410 Seventeenth Street, Suite 2200 Denver, CO 80202 Facsimile: 303-223-1111 E-Mail: jknetsch@bhfs.com Attention: Jeffrey M. Knetsch

8.3                               Construction; Representation by Counsel. The Parties acknowledge and agree that they have been represented and advised by counsel in connection with the negotiation and preparation of this Note, and this Note shall be deemed to have been drafted jointly by the Parties, notwithstanding that one Party or the other may have performed the actual drafting hereof.  This Note shall be construed and interpreted in accordance with the plain meaning of its language, and not for or against any Party, and as a whole, giving effect to all the terms, conditions and provisions hereof.  Whenever the context may require, any provisions used in this Note shall include the corresponding masculine, feminine, or neuter forms.

8.4                               Headings. The headings in this Note are for reference only and shall not affect the interpretation of this Note.

8.5                               Severability.  If any provision of this Note is held invalid or unenforceable, such decision shall not affect the validity or enforceability of any other provision of this Note, all of which other provisions shall remain in full force and effect.

8.6                               Entire Agreement. This Note contains the entire agreement between the Parties with respect to the transactions contemplated hereby, and supersedes all negotiations, agreements, representations, warranties, commitments, whether in writing or oral, prior to the effective date of this Note.

8.7                               Successors and Assigns. This Note shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

8.8                               No Third-Party Beneficiaries. This Note is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Note.

8.9                               Governing Law; Submission to Jurisdiction.

(a)                                 This Note shall be governed by, and construed in accordance with, the internal laws of the State of Arizona, without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Arizona.

(b)                                 The Parties consent to the sole and exclusive jurisdiction and venue in the Federal or State courts in the County of Maricopa, Arizona, and agree that all disputes based on or arising out of this Note shall only be submitted to and determined by said courts, which shall have sole and exclusive jurisdiction.

8.10                        Waiver By Holder.  No failure or delay on the part of Holder or any other permitted holder of this Note to exercise any right, power or privilege under this Note and no course of dealing between Maker and Holder shall impair such right, power or privilege or operate as a waiver of any default or an acquiescence therein, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies expressly provided in this Note are cumulative to, and not exclusive of, any rights or remedies that Holder would otherwise have.  No notice to or demand on Maker, other than such notice or demand required by the terms of this Note, in any case shall entitle Maker to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Holder to any other or further action in any circumstances without notice or demand.

8.11                        Limitation on Interest.  Maker agrees that the effective rate of interest under this Note is equal to the rate provided for in this Note together with all other payments of, or in the nature of, interest to be made by Maker or the Company to Holder.  If under any circumstances whatsoever, interest hereunder would otherwise be payable at a rate in excess of that permitted under applicable law, then, the interest payable shall be reduced to the maximum amount permitted under applicable law, and if under any circumstance the Holder shall ever receive anything of value deemed interest by applicable law which would exceed interest at the highest lawful rate, an amount equal to any excessive interest shall be applied to the reduction of the principal amount owing and any other obligations and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal, such excess shall be refunded.  All loan origination, standby, commitment and other fees, including additional consideration, attorneys’ fees, prepayment premiums, additional interest, charges, goods, things in action or any other sums or things of value, or other contractual obligations (collectively referred to as the “Additional Sums”) paid or payable by Maker or the Company with respect to the indebtedness or any other loan documents, that under the law of the State of Arizona may be deemed to be interest with respect to the indebtedness, shall, for the purpose of any laws of the State of Arizona that may limit the maximum amount of interest to be charged with respect to the indebtedness, be payable as, and shall be deemed to be, additional interest for such purposes only, and Maker agrees that the contracted for rate of interest shall be the sum of the interest rate set forth in this Note or any applicable default rate, as applicable, plus the interest rate resulting from the Additional Sums being considered interest.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first above written.

MAKER:

PROSPECT GLOBAL RESOURCES, INC.,
a Delaware corporation

By:	/s/ Wayne Rich
Name: Wayne Rich
Title: Chief Financial Officer

EXHIBIT A

Tax-Gross Up Example